Exhibit 99.5

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Company #

Address Change? Mark box, sign, and indicate changes below:	☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” the Proposals in Items 1, 2 and 3.

ò    Please fold here - Do not separate    ò

1. Adoption and approval the Agreement and Plan of Merger dated as of August 4, 2014, by and between Peoples Bancorp Inc. and NB&T Financial Group, Inc.	☐	For	☐	Against	☐	Abstain

2. Approval of the issuance of up to 3,500,000 Peoples common shares to be issued in connection with the Agreement and Plan of Merger.	☐	For	☐	Against	☐	Abstain

3. Approval of adjournment of the Special Meeting of Shareholders, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting of Shareholders to adopt and approve the Agreement and Plan of Merger.

	☐	For	☐	Against	☐	Abstain

THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED (EXCEPT IN THE CASE OF COMMON SHARES HELD UNDER PEOPLES’ RETIREMENT SAVINGS PLAN AND BROKER NON-VOTES, WHERE APPLICABLE) FOR THE PROPOSAL IN ITEM NO. 1, FOR THE PROPOSAL IN ITEM NO. 2, AND FOR THE PROPOSAL IN ITEM NO. 3. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING OF SHAREHOLDERS, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS OF PEOPLES MAY RECOMMEND.

Date

Signature(s) in box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PEOPLES BANCORP INC.

SPECIAL MEETING OF SHAREHOLDERS

Tuesday, March 3, 2015

10:00 a.m., Eastern Daylight Saving Time

Lafayette Hotel

101 Front Street

Marietta, OH 45750

Peoples Bancorp Inc. P.O. Box 738 Marietta, OH 45740	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting of Shareholders to be held on March 3, 2015.

The common shares of Peoples Bancorp Inc. (“Peoples”) as to which you have voting authority, including those held on your behalf in a trust account, under Peoples’ Dividend Reinvestment and Stock Purchase Plan, or under Peoples’ Retirement Savings Plan, will be voted as you specify on the reverse side of this proxy card.

If no choice is specified, the common shares of Peoples represented by this proxy card will be voted, except in the case of common shares held under Peoples’ Retirement Savings Plan and broker non-votes, where applicable, “FOR” the proposal in Item No. 1, “FOR” the proposal in Item No. 2, and “FOR” the proposal in Item No. 3.

Notice to Participants in Peoples’ Retirement Savings Plan: If you participate in Peoples’ Retirement Savings Plan, by completing and signing this proxy card or providing voting instructions by the Internet or telephone you will be deemed to have instructed the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account. If you do not provide voting instructions by 11:59 p.m., Central Daylight Saving Time, on February 25, 2015, the trustee will not vote the common shares allocated to your account.

By signing this proxy card, you revoke all prior proxies to vote the common shares of Peoples you are entitled to vote at the Annual Meeting of Shareholders and appoint Richard Ferguson and Charles W. Sulerzyski, and each of them, with full power of substitution, as your proxies to attend the Special Meeting of Shareholders and vote your common shares of Peoples on the matters shown on the reverse side and in their discretion, to the extent permitted by applicable law, on any other matters (none known at the time of solicitation of this proxy) which may properly come before the Annual Meeting of Shareholders.

Peoples Bancorp® is a federally registered service mark of Peoples Bancorp Inc. The three arched ribbons logo is a federally registered service mark of Peoples Bank, National Association.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet voting instructions authorize the named proxies to vote your common shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.proxypush.com/pebo	TELEPHONE 1-866-883-3382	MAIL

Use the Internet to provide voting instructions until 11:59 p.m. (CDST) on March 2, 2015, or 11:59 p.m. (CDST) on February 25, 2015 in the case of common shares held under Peoples’ Retirement Savings Plan.

Use a touch-tone telephone to provide

voting instructions until 11:59 p.m. (CDST)

on March 2, 2015, or 11:59 p.m. (CDST) on February 25, 2015 in the case of common shares held under Peoples’ Retirement Savings Plan.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.